Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2014 (except for the effects of the share split described in Note 19, as to which the date is May 13, 2014), with respect to the financial statements of Heritage Insurance Holdings, LLC contained in the Prospectus, filed on May 27, 2014, relating to the Registration Statement on Form S-1 (File No. 333-195409), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP
Tampa, Florida
August 6, 2014